UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
The Allstate Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXPLANATORY NOTE

This proxy statement supplement, dated April 22, 2025 (this “Supplement”), has been filed solely to clarify the disclosure set forth in The Allstate Corporation’s definitive proxy statement (the “Proxy Statement”), filed with the U.S. Securities and Exchange Commission on April 17, 2025, under the heading “Corporate Governance—The Board and its Committees—Board Attendance” relating to director attendance at meetings of the Board (the “Supplemental Disclosure”). The Supplemental Disclosure updates the Proxy Statement and the Supplemental Disclosure should be read in conjunction with the Proxy Statement.

The Supplemental Disclosure does not change the proposals to be acted on at the 2025 Annual Meeting of Shareholders or the recommendation of the Board with respect to any proposals. Except as specifically supplemented by the information contained in the Supplemental Disclosure, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares. Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to them in the Proxy Statement.

Board Attendance
The information under the heading “Board Attendance” on page 33 of the Proxy Statement is amended and restated to read as follows:

Directors are expected to attend Board and committee meetings and the Annual Meeting of Shareholders. During 2024, the Board held six meetings and each director attended at least 75% of the combined Board meetings and meetings of committees of which he or she was a member. All of the directors who stood for election at the 2024 Annual Meeting of Shareholders attended the Annual Meeting.